EXHIBIT 99.1


TD Banknorth to Hold Special Shareholder Meeting and Announces Fourth Quarter and Annual 2005 Earnings Conference Call



PORTLAND, Maine--Jan. 3, 2006-TD Banknorth Inc. (NYSE:BNK) announced today that a special meeting of the TD Banknorth shareholders will be held at the Marriott Sable Oaks in South Portland, Maine beginning at 10 a.m. EST on January 11, 2006 to vote on the proposed acquisition of Hudson United Bancorp.

A live web cast of the special meeting can be found at the Investor Relations section of the TD Banknorth website at www.tdbanknorth.com. Shortly after the meeting, a replay of the web cast will be available for a period of 30 days from the Investor Relations section of the TD Banknorth website as listed above.

The web cast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional Investors can access the call via CCBN's password-protected event management site, Street Events (www.streetevents.com).

TD Banknorth Inc. also announced today that it will release 2005 fourth quarter and annual earnings before the market opens on Monday, January 23, 2006 and will hold its earnings conference call at 10:30 a.m. EST that same day.

The dial-in number for the call in the USA and Canada is 800-561-2718 and the international dial-in number is 617-614-3525. The passcode for the earnings conference call is 42132230. The conference call is also being web cast by CCBN and can be accessed at TD Banknorth's website at www.tdbanknorth.com/investorrelations.

The web cast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional Investors can access the call via CCBN's password-protected event management site, Street Events (www.streetevents.com).

A replay of the conference call will be available shortly after the call's completion until February 23, 2006. The replay dial-in number in the USA and Canada is 888-286-8010 and the international replay dial-in number is 617-801-6888. The replay passcode is 13680731. A web cast replay will also be available at TD Banknorth's website.

About TD Banknorth Inc.

TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At September 30, 2005, TD Banknorth had $31.8 billion of total consolidated assets and provided financial services to over 1.3 million households in the Northeast. TD Banknorth's banking subsidiary, TD Banknorth, N.A., operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont and upstate New York. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol "BNK". For more information, visit http://www.tdbanknorth.com.

CONTACT: TD Banknorth Inc.
Jeffrey Nathanson, 207-761-8517

SOURCE: TD Banknorth Inc.